Exhibit T3A.52
CERTIFICATE OF INCORPORATION
OF
THE CIT GROUP/FM SECURITIES INVESTMENT, INC.
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          The undersigned has executed and is filing this Certificate of Incorporation for the purpose of forming a corporation under the New Jersey Business Corporation Act.
          FIRST: The name of the corporation is The CIT Group/FM Securities Investment, Inc.
          SECOND: The purpose for which this corporation is formed is:
          (a) To purchase or to otherwise acquire, hold, invest and reinvest in, and sell or otherwise transfer shares, units or interests in stocks, bonds, notes, mortgages, debentures, patents, patent rights and other securities for its own account, and to exercise all of the rights, powers and privileges of holders and owners thereof, including but not limited to the right to vote, if applicable, and the right to receive dividends, interest, or other distributions thereon, if any;
          (b) To loan and advance moneys, securities, and credits, whether unsecured or secured by mortgages of real property or pledges of personal property, coupled with warrants, options, or other instruments or securities giving the corporation a right to purchase an equity interest in the debtor, to any corporation, partnership or other entity, domestic or foreign; and
          (c) To engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

          THIRD: The aggregate number of shares which this corporation shall have authority to issue is Two Thousand Five Hundred (2,500) shares without nominal or par value.
          FOURTH: The address of this corporation’s initial registered agent is 820 Bear Tavern Road, West Trenton, New Jersey 08628, and the name of the corporation’s initial registered agent at such address is CT Corporation System.
          FIFTH: The number of directors constituting the first board shall be three (3), and thereafter the number of directors shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. The names and addresses of the persons who are to serve as such directors constituting the first board are:

Joseph M. Leone	c/o The CIT Group, Inc. 650 CIT Drive Livingston, New Jersey 07039

Corinne M. Taylor	c/o The CIT Group, Inc. 650 CIT Drive Livingston, New Jersey 07039

William J. Taylor	c/o The CIT Group, Inc. 650 CIT Drive Livingston, New Jersey 07039
          SIXTH: The period of existence of the corporation is perpetual.
          SEVENTH: A director or officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of the law, or (c) resulting in receipt by such person of an improper personal benefit.

          EIGHTH: The name and address of the incorporator is James P. Shanahan, Esq., c/o The CIT Group, Inc., 650 CIT Drive, Livingston, New Jersey 07039.
          NINTH: This Certificate of Incorporation shall become effective as of the date of filing.
          IN WITNESS WHEREOF, this Certificate of Incorporation has been signed this 24th day of June, 1997.

/s/ James P. Shanahan
James P. Shanahan, Esq.
c/o The CIT Group, Inc. 650 CIT Drive Livingston, New Jersey 07039 Sole Incorporator

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